Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen Municipal Opportunity Fund, Inc. f/k/a
Nuveen Insured Municipal Opportunity Fund, Inc.

811-06379


Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy of the Amendment to the Articles of Incorporation dated
December 13, 2011.